UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-A
FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR 12(g) OF THE
SECURITIES EXCHANGE ACT OF 1934
Gulf Coast Ultra Deep Royalty Trust
(Exact name of registrant as specified in its charter)

Delaware (State of incorporation or organization)	46-6448579 (I.R.S. Employer Identification No.)
The Bank of New York Mellon Trust Company, N.A., as trustee Institutional Trust Services 919 Congress Avenue, Suite 500 Austin, Texas (Address of principal executive offices)	78701 (Zip Code)
Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Royalty Trust Units	The NASDAQ Capital Market

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. ☐

Securities Act registration statement file number to which this form relates:	333-189043

Securities to be registered pursuant to Section 12(g) of the Act:	None

Item 1. Description of Registrant’s Securities to be Registered.
A description of the royalty trust units representing beneficial interests in Gulf Coast Ultra Deep Royalty Trust (the “Royalty Trust”) is set forth in the sections entitled “Description of the Royalty Trust Units,” “Description of the Royalty Trust Agreement,” “U.S. Federal Income Tax Considerations” and “Summary-The Merger” of the Royalty Trust’s Prospectus dated June 5, 2013 and filed with the Securities and Exchange Commission pursuant to Rule 424(b)(3) under the Securities Act of 1933, as amended, as supplemented and amended by Prospectus Supplement No. 1 dated July 19, 2013, Prospectus Supplement No. 2 dated August 14, 2013, Prospectus Supplement No. 3 dated October 15, 2013 and Prospectus Supplement No. 4 dated November 13, 2013, which description is incorporated herein by reference.
The royalty trust units currently are not listed on a national securities exchange; however, the Royalty Trust will use its commercially reasonable best efforts to cause the royalty trust units to be listed on The NASDAQ Capital Market upon satisfaction of applicable listing criteria. Since October 10, 2013, the royalty trust units have been quoted on the OTCQX tier of the OTC markets (the “OTCQX”) under the symbol “GULTU”. Previously, between June 4, 2013 (the date of initial trading) and October 9, 2013, the royalty trust units were quoted on the Over-the-Counter Bulletin Board (the “OTCBB”). The following table shows the high and low sales prices per royalty trust unit as reported on the OTCQX and the OTCBB for the periods indicated. Quotations on the OTCQX and the OTCBB reflect bid and ask quotations, may reflect inter-dealer prices, without retail markup, markdown or commission, and may not represent actual transactions.

	High	Low
Fiscal Year Ended December 31, 2014:
First Quarter (through March 28, 2014)	$3.33	$2.05
Fiscal Year Ended December 31, 2013:
Fourth Quarter	$2.44	$2.01
Third Quarter	$2.35	$2.00
Second Quarter (June 4, 2013 through June 30, 2013)	$2.50	$1.75
Item 2. Exhibits.
None. Pursuant to the Instructions as to Exhibits with respect to Form 8-A, no exhibits are required to be filed, because no other securities of the Royalty Trust are registered on The NASDAQ Capital Market and the securities registered hereby are not being registered pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended.

{N276036

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Gulf Coast Ultra Deep Royalty Trust By: The Bank of New York Mellon Trust Company, N.A., as Trustee

By:	/s/ Michael J. Ulrich
	Name:	Michael J. Ulrich
	Title:	Vice President

Date: March 31, 2014